Exhibit 4.2

Number 001	9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares 2,600,000

FTAI Aviation Ltd.
Incorporated as an exempted company under the laws of the Cayman Islands
Share capital is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and 200,000,000 Preferred Shares of a par value of US$0.01 each

CUSIP G3730V 147

THIS IS TO CERTIFY THAT Cede & Co. is the registered holder of two million, six hundred thousand 9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares in the above-named Company subject to the Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time.

Date:

Chief Financial Officer	Chief Executive Officer
Duly authorised officers of the Company.

Countersigned and registered:
American Stock Transfer & Trust Company, LLC
(Brooklyn, NY)
Transfer Agent & Registrar

Authorized Signature

Reverse of Certificate
ABBREVIATIONS

Cumulative distributions on each 9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Share shall be payable at the applicable rate provided in the Memorandum and Articles (as defined below).

The Company will furnish without charge to each Member who so requests a copy of the Amended and Restated Memorandum and Articles of Association of the Company, as amended, supplemented or restated from time to time (the “Memorandum and Articles”).